Exhibit 99.1

Reginald M. Turner, Jr. Appointed to
Comerica Incorporated Board of Directors

DETROIT/January 25, 2005 – Reginald M. Turner, Jr., a member of the Executive Committee of Clark Hill PLC, a full-service law firm, has been appointed to the Comerica Incorporated Board of Directors, effective yesterday. The announcement was made by Ralph W. Babb Jr., chairman and chief executive officer.

Mr. Turner’s appointment fills a vacancy on the board of directors, which has a term expiring at the 2006 annual meeting.

“We look forward to Reggie’s stewardship as a director,” Babb said. “He brings to Comerica a strong knowledge of labor and employment issues, public policy and the communities in which we operate. He also has a proven track record of effective leadership at the federal, state and local levels.”

Mr. Turner has more than 15 years of experience in labor and employment law and government relations, and since 2003, has been named in The Best Lawyers in America. He is president-elect of the National Bar Association and past president of the State Bar of Michigan. Mr. Turner, who is active in public service and with civic and charitable organizations, is a fellow of the American Bar Foundation, an honor reserved for less than one percent of lawyers in each state. He earned his law degree from the University of Michigan Law School in 1987, and his bachelor of science degree from Wayne State University in 1982.

There are 17 members of the Comerica Incorporated Board of Directors, 15 of whom are non-management directors.

Comerica Incorporated (NYSE: CMA) is a financial services company headquartered in Detroit, strategically aligned into the Business Bank, Small Business & Personal Financial Services, and Wealth & Institutional Management. Comerica focuses on relationships, and helping businesses and people be successful. Comerica reported total assets of $51.8 billion at December 31, 2004. To receive e-mail alerts of breaking Comerica news, go to www.comerica.com/newsalerts.

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